 Exhibit 27(l) Auditor Consent

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 3 and No. 293 to the Registration Statement on Form N-4 (No. 333-259866) (the “Registration Statement”) of our report dated April 7, 2025 relating to the statutory financial statements of Allianz Life Insurance Company of New York and consent to the incorporation by reference in the Registration Statement of our report dated April 7, 2025 relating to the financial statements of each of the subaccounts of Allianz Life Variable Account C of Allianz Life Insurance Company of New York (“Variable Account C”) indicated in our report, which appears in Variable Account C’s Form N-VPFS (No. 811-05716) for the period ended December 31, 2024. We also consent to the references to us under the heading “Financial Statements” in such Registration Statement.
Minneapolis, MN
April 14, 2025